Thornburg Investment Trust 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thornburg Investment Trust of our reports dated November 14, 2024, relating to the financial statements and financial highlights, which appear in Thornburg California Limited Term Municipal Fund, Thornburg Limited Term Municipal Fund, Thornburg Limited Term U.S. Government Fund, Thornburg New Mexico Intermediate Municipal Fund, Thornburg Intermediate Municipal Fund, Thornburg Limited Term Income Fund, Thornburg Small/Mid Cap Core Fund, Thornburg New York Intermediate Municipal Fund, Thornburg International Equity Fund, Thornburg Small/Mid Cap Growth Fund, Thornburg Investment Income Builder Fund, Thornburg Global Opportunities Fund, Thornburg International Growth Fund, Thornburg Strategic Income Fund, Thornburg Strategic Municipal Income Fund, Thornburg Developing World Fund, Thornburg Ultra Short Income Fund, Thornburg Short Duration Municipal Fund, Thornburg Better World International Fund, Thornburg Summit Fund, and Thornburg Municipal Managed Account Fund’s Annual Report on Form N-CSR for the year ended September 30,2024, and in Thornburg Core Plus Bond Fund, and Thornburg Emerging Markets Managed Account Fund’s Annual Report on Form N-CSR as of September 30, 2024, and for the period October 2, 2023 (commencement of operations) through September 30, 2024. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

January 28, 2025